EX.-99.1

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                        SMARTPROS APPOINTS NEW PRESIDENT


HAWTHORNE, N.Y. - (PRIMEZONE) - JANUARY 26, 2006 - SmartPros Ltd. (AMEX:PED), a leader in the field of accredited professional education and corporate training, today announced that Jack Fingerhut has been appointed the company's new President to take effect March 1, 2006, replacing Dr. William K. Grollman, who has resigned as President and a Director effective that date due to health issues.

Mr. Fingerhut has formerly served as the company's Accounting Division President, Chief Financial Officer and Chief Operating Officer. Mr. Fingerhut and Dr. Grollman together co-founded the company in 1981. Mr. Fingerhut received a BA in history from the University of Maryland in 1973, and earned his MBA in accounting from Rutgers University in 1974. He is also a licensed certified public accountant in New Jersey, and is a member of the American Institute of Certified Public Accountants and the New Jersey Society of CPAs.

Allen S. Greene, Chairman and Chief Executive Officer of SmartPros, made the following statement: "We have great confidence that Jack will serve the company well as our President. As one of our co-founders, there is no one who could fill Bill's shoes better than Jack. We thank Bill for all the great things he has done for SmartPros and wish him a speedy recovery."

"We are all going to miss the energy, creativeness and leadership that Bill has provided this company over the past 25 years," said Fingerhut. "SmartPros has been an integral part of my professional career since co-founding it 25 years ago. We've experience tremendous growth and upside potential over the past few years. Bill was a great leader and will be hard to replace. I am confident that in his absence our executive team will continue to execute our business model."

ABOUT SMARTPROS LTD.

Founded 1981, SmartPros Ltd. is an industry leader in the field of accredited professional education. Its products and services are primarily focused in the accredited professional areas of corporate accounting, financial management, public accounting, governmental and not-for-profit accounting, engineering, and ethics and compliance. SmartPros is a leading provider of professional education products to Fortune 500 companies, as well as the major firms and associations in each of its professional markets. SmartPros provides education and content publishing and development services in a variety of media including Web, CD-ROM and video. Our subscription libraries feature hundreds of course titles and 1,000+ hours of accredited education. SmartPros' proprietary Professional Education Center (PEC) Learning Management System (LMS) offers enterprise distribution and administration of education content and information. In addition, SmartPros produces a popular news and information portal for accounting and finance professionals that services 300,000+ visitors and 100,000+ subscribers per month. Visit: www.smartpros.com.
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SAFE HARBOR STATEMENT

THIS RELEASE MAY CONTAIN OR IDENTIFY FORWARD LOOKING STATEMENTS. THESE STATEMENTS ARE BASED ON ASSUMPTIONS AND ESTIMATES, WHICH ARE INHERENTLY SUBJECT TO UNCERTAINTY AND CONTINGENCIES THAT ARE BEYOND OUR CONTROL AND ARE BASED ON FUTURE BUSINESS DECISIONS THAT MAY CHANGE.

FOR MORE INFORMATION, PLEASE CONTACT:

SMARTPROS LTD.                            ELITE FINANCIAL COMMUNICATIONS
GROUP, LLC
Shane Gillispie                           Dodi Handy
VP Marketing Services & eCommerce         CEO and President
253-863-8280                              407-585-1080
email at shanegillispie@smartpros.com     email at ped@efcg.net
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